Exhibit 99.7

CONSENT OF DATO JOSEPH LIM HENG EE

COR3 & Co. (Holdings) Limited (the “Company”) intends to file a Registration Statement on Form F-1 (together with any amendments or supplements thereto, the “Registration Statement”) registering securities for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a Director Nominee.

Dated:             June 20                     , 2023

/s/ Dato’ Joseph Lim Heng Ee
Dato’ Joseph Lim Heng Ee